Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Performance

Warsaw, Indiana (January 25, 2018) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $61.5 million, excluding the impact of a non-cash, non-operating and non-recurring tax adjustment described below, which represents an increase of 18% compared with net income of $52.1 million for 2016.1 Diluted earnings per share were $2.40, excluding this tax item, representing an increase of 17% compared with diluted earnings per share of $2.05 for 2016.1 This per share performance also represents a record for the company and its shareholders.

Results for 2017 include a non-cash, non-operating and non-recurring income tax provision of $4.1 million or $0.16 per diluted share. Including this tax item, net income for Lakeland Financial Corporation was a record $57.3 million for 2017, versus $52.1 million for 2016. Diluted net income per common share increased to $2.23 for 2017, versus $2.05 for 2016. This per share performance also represents a record for the company and its shareholders.

David M. Findlay, President and CEO commented, "We are pleased that 2017 marks our eighth consecutive year of record income performance. We are particularly proud of our performance over a long period of time as we have reported record net income in 28 of the last 29 years. Our performance-based culture is the result of Lake City Bank's unwavering focus on serving customers in our Indiana footprint each and every day with financial services solutions that help our Indiana communities prosper."

Excluding the effect of the non-cash, non-operating and non-recurring income tax provision, net income for the three months ended December 31, 2017 was $15.8 million representing an increase of 17% over the fourth quarter of 2016. Diluted net income per common share, excluding the effect of the tax item was $0.61 for the three months and year ended December 31, 2017, representing an increase of 15% over the fourth quarter in 2016.1

Including the non-cash, non-operating and non-recurring tax adjustment, the company reported quarterly net income of $11.6 million for the fourth quarter of 2017, versus $13.5 million for the fourth quarter of 2016. Diluted net income per common share was $0.45 for the fourth quarter of 2017 versus $0.53 for the comparable period of 2016. Net income was $15.8 million and $0.62 per diluted common share for the third quarter 2017.

As a result of the Tax Cuts and Jobs Act that was enacted into law on December 22, 2017, the company revalued its net deferred tax asset position to reflect the reduction in its federal corporate income tax rate from 35% to 21%. This revaluation resulted in a non-cash, non-operating and non-recurring income tax expense adjustment of approximately $4.1 million, or $0.16 per diluted share, for the fourth quarter of 2017.  The company's revaluation of its net deferred asset and other relevant details remain subject to modifications as the company finalizes its financial results for the year ended December 31, 2017 and as information and analysis regarding the Act and other relevant factors emerge.

1 Non-GAAP financial measures- see "Reconciliation of Non-GAAP Financial Measures."

Highlights for the quarter are noted below:

4th Quarter 2017 versus 4th Quarter 2016 highlights:

•	Organic average loan growth of $354 million or 10%
•	Average deposit growth of $361 million or 10%
•	Net interest income increase of $4.5 million or 15%
•	Net interest margin increase of 15 basis points to 3.33%
•	Revenue growth of $5.2 million or 13%
•	Continued strong asset quality with nonperforming assets to total assets at 0.20% compared to 0.16%
•	Net charge-offs of $226,000 versus $285,000 a year ago
•	Tangible common equity[1] increase of $40.9 million or 10%

4th Quarter 2017 versus 3rd Quarter 2017 highlights:

•	Organic average loan growth of $110 million or 3%
•	Average deposit growth of $273 million or 7%
•	Net interest income increase of $772,000 or 2%
•	Revenue growth of $737,000 or 2%
•	Continued strong asset quality with nonperforming assets to total assets at 0.20% compared to 0.24%
•	Net charge-offs of $226,000 versus net recoveries of $484,000 in the prior quarter
•	Tangible common equity[1] increase of $5.5 million or 1%

Findlay added, "Our double digit loan and deposit growth in 2017 was the foundation of our continued growth in profitability. We experienced loan growth in every region of the bank and it was well-distributed in both new and mature markets. Similarly, each of our regions grew deposits in 2017."

As previously announced on January 9, 2018, the board of directors approved a cash dividend for the fourth quarter of $0.22 per share, payable on February 5, 2018, to shareholders of record as of January 25, 2018. The fourth quarter dividend per share represents a 16% increase over the dividend rate paid in the last three quarters of 2016 and in the first quarter of 2017 of $0.19 per share.

Return on average total equity for the year ended December 31, 2017 was 12.72% compared to 12.52% in 2016. Return on average assets for 2017 and 2016 was 1.29%. The company's total capital as a percent of risk-weighted assets was 13.26% at December 31, 2017, compared to 13.23% at December 31, 2016 and 13.58% at September 30, 2017. The company's tangible common equity1 to tangible assets ratio was 9.93% at December 31, 2017, compared to 9.89% at December 31, 2016 and 10.32% at September 30, 2017.

1 Non-GAAP financial measures- see "Reconciliation of Non-GAAP Financial Measures."

Average total loans for 2017 was $3.61 billion, an increase of $385.3 million, or 12%, versus $3.23 billion for 2016. Total loans outstanding grew $347.5 million, or 10%, from $3.47 billion as of December 31, 2016 to $3.82 billion as of December 31, 2017. On a linked quarter basis, total loans grew $183.2 million, or 5%, from $3.64 billion at September 30, 2017. Average total loans for the fourth quarter of 2017 was $3.73 billion, an increase of $354.2 million, or 10% versus $3.37 billion for the comparable period of 2016. On a linked quarter basis, average total loans increased by $110.3 million, or 3%, from $3.62 billion for the third quarter of 2017 to $3.73 billion for the fourth quarter of 2017.

Average total deposits for 2017 was $3.76 billion, an increase of $279.4 million, or 8%, versus $3.48 billion for 2016. Total deposits grew $430.7 million, or 12%, from $3.58 billion as of December 31, 2016 to $4.01 billion as of December 31, 2017. In addition, total core deposits, which exclude brokered deposits, increased $259.9 million, or 7%, from $3.48 billion at December 31, 2016 to $3.74 billion at December 31, 2017. This increase in core deposits was driven by growth of retail deposits, commercial deposits and public fund deposits, which increased by $118.1 million to $1.507 billion, $85.1 million to $969 million and $56.7 million to $1.264 billion, respectively, on a year over year basis.

The company's net interest margin increased 15 basis points to 3.33% for 2017 compared to 3.18% for 2016. The company's net interest margin was also 3.33% in the fourth quarter of 2017 versus 3.18% for the fourth quarter of 2016. The higher margin in the fourth quarter of 2017 was due to higher yields on both loans and securities, partially offset by a higher cost of funds. On a linked quarter basis, the net interest margin decreased two basis points from 3.35% in the third quarter of 2017 due to increased deposit costs which exceeded the increase in earning asset yields. Net interest income increased $17.4 million, or 15%, to $135.9 million in 2017 versus $118.5 million in 2016. Net interest income increased $4.5 million, or 15%, to $35.4 million for the fourth quarter of 2017, versus $30.9 million in the fourth quarter of 2016.

Findlay observed, "The three Federal Reserve Bank fed fund increases in 2017 positively impacted our asset sensitive balance sheet and resulted in net interest margin expansion of 15 basis points during the year. The positive impact of the rate increases enabled us to be more aggressive with deposit pricing, which clearly benefits our clients with higher earnings on their deposits with Lake City Bank."

The company recorded a provision for loan losses of $3.0 million in 2017, versus $1.2 million in 2016, primarily resulting from growth in the loan portfolio. On a linked quarter basis, provision for loan losses increased by $1.4 million from $450,000 in the third quarter 2017 to $1.9 million in the fourth quarter 2017. The company's allowance for loan losses as of December 31, 2017 was $47.1 million compared to $43.7 million as of December 31, 2016 and $45.5 million as of September 30, 2017. The allowance for loan losses represented 1.23% of total loans as of December 31, 2017 versus 1.26% at December 31, 2016 and 1.25% as of September 30, 2017.

Nonperforming assets increased $2.6 million, or 39%, to $9.5 million as of December 31, 2017 versus $6.9 million as of December 31, 2016 due to an increase in nonaccrual loans. On a linked quarter basis, nonperforming assets were $1.0 million lower than the $10.5 million reported as of September 30, 2017 due to a reduction in nonaccrual loans resulting primarily from loan pay downs. The ratio of nonperforming assets to total assets at December 31, 2017 increased to 0.20% from 0.16% at December 31, 2016 and decreased from 0.24% at September 30, 2017.  Net recoveries  to average loans were 0.01% in 2017 compared to net charge-offs of 0.03% in 2016 and represent net recoveries of  $403,000 in 2017 versus net charge-offs of $1.0 million in 2016.

Findlay noted, "We were pleased to report net recoveries for 2017. We believe that this reflects the general operating strength of our client base, as well as the overall healthy economic conditions in our Indiana markets. Our increased provision expense for the year is the direct result of our strong loan growth."

The company's noninterest income increased $3.1 million, or 10%, to $36.0 million in 2017, compared to $32.9 million in 2016. The company's noninterest income increased $726,000 or 8%, to $9.5 million for the fourth quarter of 2017 versus $8.7 million for the fourth quarter of 2016. During 2017, noninterest income was positively impacted by increases in recurring fee income for service charges on deposit accounts, primarily due to growth in fees from business accounts, and wealth advisory fees. Offsetting these increases were decreases in other income driven by lower mortgage banking income due to lower mortgage originations. Increases in noninterest income in the fourth quarter of 2017 compared to the fourth quarter of 2016 resulted from service charges on deposit accounts as well as higher wealth advisory fees, offset by lower mortgage banking income.

The company's noninterest expense increased $6.3 million, or 9%, to $79.3 million in 2017, compared to $73.0 million in 2016. The company's noninterest expense increased by $1.2 million, or 7% to $19.6 million in the fourth quarter of 2017 compared to $18.4 million in the fourth quarter of 2016. Salaries and employee benefits increased primarily due to incentive-based compensation costs, normal merit increases and staff additions related to the company's continued growth and expansion. Corporate and business development expense increased primarily due to higher community support and donation expense as well as higher advertising expenses. Equipment costs increased driven by the company's branch expansion, continued investment in technology based equipment and remodeling of existing branches and other offices. The company's efficiency ratio was 46.1% for 2017 compared to 48.2% for 2016. The company's efficiency ratio was 43.7% for the fourth quarter of 2017, compared to 46.4% for the fourth quarter of 2016 and 45.9% for the linked third quarter of 2017.

Findlay added, "During 2017, we continued to expand our presence in Indianapolis with the opening of a new office in Greenwood. In addition, we continue to prioritize investments in technology to enhance consumer banking solutions as well as to protect customer information."

Lakeland Financial Corporation is a $4.7 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent are included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2017 FINANCIAL HIGHLIGHTS
	Three Months Ended			Twelve Months Ended
(Unaudited – Dollars in thousands, except per share data)	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
END OF PERIOD BALANCES	2017	2017	2016	2017	2016
Assets	$ 4,682,976	$ 4,454,236	$ 4,290,025	$ 4,682,976	$ 4,290,025
Deposits	4,008,655	3,873,990	3,577,912	4,008,655	3,577,912
Brokered Deposits	268,976	296,431	98,177	268,976	98,177
Core Deposits	3,739,679	3,577,559	3,479,735	3,739,679	3,479,735
Loans	3,818,459	3,635,252	3,470,927	3,818,459	3,470,927
Allowance for Loan Losses	47,121	45,497	43,718	47,121	43,718
Total Equity	468,667	462,516	427,067	468,667	427,067
Goodwill net of deferred tax assets	3,799	3,110	3,134	3,799	3,134
Tangible Common Equity (1)	464,868	459,406	423,933	464,868	423,933
AVERAGE BALANCES
Total Assets	$ 4,598,809	$ 4,464,568	$ 4,187,730	$ 4,443,106	$ 4,039,719
Earning Assets	4,323,249	4,196,041	3,933,136	4,183,112	3,799,963
Investments	537,796	536,444	506,722	530,275	493,656
Loans	3,727,967	3,617,624	3,373,814	3,610,908	3,225,635
Total Deposits	3,989,592	3,716,303	3,628,244	3,757,209	3,477,816
Interest Bearing Deposits	3,151,116	2,923,118	2,839,518	2,967,902	2,753,466
Interest Bearing Liabilities	3,266,206	3,189,288	2,941,281	3,178,439	2,872,691
Total Equity	467,459	458,074	428,665	450,796	416,034
INCOME STATEMENT DATA
Net Interest Income	$ 35,392	$ 34,620	$ 30,907	$ 135,892	$ 118,481
Net Interest Income-Fully Tax Equivalent	36,231	35,433	31,526	139,015	120,719
Provision for Loan Losses	1,850	450	1,150	3,000	1,150
Noninterest Income	9,462	9,497	8,736	36,009	32,864
Noninterest Expense	19,598	20,269	18,389	79,267	72,978
Net Income	11,627	15,825	13,522	57,330	52,084
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.46	$ 0.63	$ 0.54	$ 2.28	$ 2.08
Diluted Net Income Per Common Share	0.45	0.61	0.53	2.23	2.05
Cash Dividends Declared Per Common Share	0.22	0.22	0.19	0.85	0.73
Dividend Payout	48.89%	36.07%	35.85%	38.12%	35.61%
Book Value Per Common Share (equity per share issued)	18.60	18.36	17.01	18.60	17.01
Tangible Book Value Per Common Share (1)	18.45	18.23	16.89	18.45	16.89
Market Value – High	52.43	49.22	48.88	52.43	48.88
Market Value – Low	45.26	41.30	33.98	39.68	26.53
Basic Weighted Average Common Shares Outstanding	25,194,903	25,193,894	25,091,685	25,181,208	25,056,095
Diluted Weighted Average Common Shares Outstanding	25,701,337	25,656,403	25,518,069	25,663,381	25,460,727
KEY RATIOS
Return on Average Assets	1.00%	1.41%	1.28%	1.29%	1.29%
Return on Average Total Equity	9.87	13.71	12.55	12.72	12.52
Average Equity to Average Assets	10.16	10.26	10.24	10.15	10.30
Net Interest Margin	3.33	3.35	3.18	3.33	3.18
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	43.69	45.94	46.38	46.11	48.22
Tier 1 Leverage (2)	10.76	10.92	10.86	10.76	10.86
Tier 1 Risk-Based Capital (2)	12.10	12.42	12.07	12.10	12.07
Common Equity Tier 1 (CET1) (2)	11.37	11.65	11.27	11.37	11.27
Total Capital (2)	13.26	13.58	13.23	13.26	13.23
Tangible Capital (1) (2)	9.93	10.32	9.89	9.93	9.89
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 9,613	$ 1,939	$ 1,593	$ 9,613	$ 1,593
Loans Past Due 90 Days or More	6	73	53	6	53
Non-accrual Loans	9,401	10,279	6,633	9,401	6,633
Nonperforming Loans (includes nonperforming TDR's)	9,407	10,352	6,686	9,407	6,686
Other Real Estate Owned	40	115	153	40	153
Other Nonperforming Assets	55	40	11	55	11
Total Nonperforming Assets	9,502	10,507	6,850	9,502	6,850
Performing Troubled Debt Restructurings	2,893	5,601	10,351	2,893	10,351
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	7,750	7,946	5,633	7,750	5,633
Total Troubled Debt Restructurings	10,643	13,547	15,984	10,643	15,984
Impaired Loans	13,869	16,679	20,692	13,869	20,692
Non-Impaired Watch List Loans	157,834	145,655	127,933	157,834	127,933
Total Impaired and Watch List Loans	171,703	162,334	148,631	171,703	148,631
Gross Charge Offs	625	170	520	1,560	2,055
Recoveries	399	654	235	1,963	1,013
Net Charge Offs/(Recoveries)	226	(484)	285	(403)	1,042
Net Charge Offs/(Recoveries) to Average Loans	0.02%	(0.05)%	0.03%	(0.01)%	0.03%
Loan Loss Reserve to Loans	1.23%	1.25%	1.26%	1.23%	1.26%
Loan Loss Reserve to Nonperforming Loans	500.91%	439.51%	653.31%	500.91%	653.31%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	383.10%	285.20%	256.52%	383.10%	256.52%
Nonperforming Loans to Loans	0.25%	0.28%	0.19%	0.25%	0.19%
Nonperforming Assets to Assets	0.20%	0.24%	0.16%	0.20%	0.16%
Total Impaired and Watch List Loans to Total Loans	4.50%	4.47%	4.28%	4.50%	4.28%
OTHER DATA
Full Time Equivalent Employees	539	537	524	539	524
Offices	49	49	48	49	48

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for December 31, 2017 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands except share data)
	December 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash and due from banks	$ 156,679	$ 142,408
Short-term investments	19,501	24,872
Total cash and cash equivalents	176,180	167,280

Securities available for sale (carried at fair value)	538,493	504,191
Real estate mortgage loans held for sale	3,346	5,915

Loans, net of allowance for loan losses of $47,121 and $43,718	3,771,338	3,427,209

Land, premises and equipment, net	56,466	52,092
Bank owned life insurance	75,879	74,006
Federal Reserve and Federal Home Loan Bank stock	13,772	11,522
Accrued interest receivable	14,093	11,687
Goodwill	4,970	4,970
Other assets	28,439	31,153
Total assets	$ 4,682,976	$ 4,290,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 885,622	$ 819,803
Interest bearing deposits	3,123,033	2,758,109
Total deposits	4,008,655	3,577,912

Short-term borrowings
Securities sold under agreements to repurchase	70,652	50,045
Other short-term borrowings	80,000	180,000
Total short-term borrowings	150,652	230,045

Long-term borrowings	30	32
Subordinated debentures	30,928	30,928
Accrued interest payable	6,311	5,676
Other liabilities	17,733	18,365
Total liabilities	4,214,309	3,862,958

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,194,903 shares issued and 25,025,933 outstanding as of December 31, 2017
25,096,087 shares issued and 24,937,865 outstanding as of December 31, 2016	108,862	104,405
Retained earnings	363,794	327,873
Accumulated other comprehensive loss	(670)	(2,387)
Treasury stock, at cost (2017 - 168,970 shares, 2016 - 158,222 shares)	(3,408)	(2,913)
Total stockholders' equity	468,578	426,978
Noncontrolling interest	89	89
Total equity	468,667	427,067
Total liabilities and equity	$ 4,682,976	$ 4,290,025

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands except share and per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 40,251	$ 32,744	$ 150,295	$ 124,830
Tax exempt	212	130	729	462
Interest and dividends on securities
Taxable	2,185	2,301	9,218	9,421
Tax exempt	1,357	1,074	5,102	3,885
Interest on short-term investments	156	58	354	353
Total interest income	44,161	36,307	165,698	138,951

Interest on deposits	8,304	5,023	27,026	18,944
Interest on borrowings
Short-term	117	69	1,446	352
Long-term	348	308	1,334	1,174
Total interest expense	8,769	5,400	29,806	20,470

NET INTEREST INCOME	35,392	30,907	135,892	118,481

Provision for loan losses	1,850	1,150	3,000	1,150

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	33,542	29,757	132,892	117,331

NONINTEREST INCOME
Wealth advisory fees	1,476	1,205	5,481	4,805
Investment brokerage fees	323	258	1,273	1,010
Service charges on deposit accounts	3,669	3,237	13,696	12,013
Loan and service fees	2,050	1,846	7,900	7,681
Merchant card fee income	583	522	2,279	2,098
Bank owned life insurance income	498	338	1,768	1,392
Other income	712	935	2,598	2,213
Mortgage banking income	171	381	982	1,586
Net securities gains/(losses)	(20)	14	32	66
Total noninterest income	9,462	8,736	36,009	32,864

NONINTEREST EXPENSE
Salaries and employee benefits	11,296	10,905	45,510	41,934
Net occupancy expense	1,190	1,061	4,595	4,266
Equipment costs	1,216	1,022	4,629	3,850
Data processing fees and supplies	2,211	2,013	8,233	8,148
Corporate and business development	801	687	4,744	3,328
FDIC insurance and other regulatory fees	502	463	1,798	2,001
Professional fees	857	703	3,574	3,208
Other expense	1,525	1,535	6,184	6,243
Total noninterest expense	19,598	18,389	79,267	72,978

INCOME BEFORE INCOME TAX EXPENSE	23,406	20,104	89,634	77,217
Income tax expense	11,779	6,582	32,304	25,133
NET INCOME	$ 11,627	$ 13,522	$ 57,330	$ 52,084

BASIC WEIGHTED AVERAGE COMMON SHARES	25,194,903	25,091,685	25,181,208	25,056,095
BASIC EARNINGS PER COMMON SHARE	$ 0.46	$ 0.54	$ 2.28	$ 2.08
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,701,337	25,518,069	25,663,381	25,460,727
DILUTED EARNINGS PER COMMON SHARE	$ 0.45	$ 0.53	$ 2.23	$ 2.05

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2017
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2017		2017		2016
Commercial and industrial loans:
Working capital lines of credit loans	$ 743,609	19.4%	$ 703,953	19.4%	$ 624,404	18.0%
Non-working capital loans	675,072	17.7	658,167	18.1	644,086	18.5
Total commercial and industrial loans	1,418,681	37.1	1,362,120	37.5	1,268,490	36.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	224,474	5.9	287,778	7.9	245,182	7.1
Owner occupied loans	538,603	14.1	499,651	13.7	469,705	13.5
Nonowner occupied loans	508,121	13.3	456,930	12.6	458,404	13.2
Multifamily loans	173,715	4.5	165,855	4.6	127,632	3.7
Total commercial real estate and multi-family residential loans	1,444,913	37.8	1,410,214	38.8	1,300,923	37.5

Agri-business and agricultural loans:
Loans secured by farmland	186,437	4.9	161,553	4.4	172,633	5.0
Loans for agricultural production	196,404	5.1	156,327	4.3	222,210	6.4
Total agri-business and agricultural loans	382,841	10.0	317,880	8.7	394,843	11.4

Other commercial loans	124,076	3.3	114,858	3.1	98,270	2.8
Total commercial loans	3,370,511	88.2	3,205,072	88.1	3,062,526	88.2

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	179,302	4.7	171,946	4.7	163,155	4.7
Open end and junior lien loans	181,865	4.8	181,338	5.0	169,664	4.9
Residential construction and land development loans	13,478	0.3	10,530	0.3	15,015	0.4
Total consumer 1-4 family mortgage loans	374,645	9.8	363,814	10.0	347,834	10.0

Other consumer loans	74,369	2.0	67,545	1.9	61,308	1.8
Total consumer loans	449,014	11.8	431,359	11.9	409,142	11.8
Subtotal	3,819,525	100.0%	3,636,431	100.0%	3,471,668	100.0%
Less: Allowance for loan losses	(47,121)		(45,497)		(43,718)
Net deferred loan fees	(1,066)		(1,179)		(741)
Loans, net	$ 3,771,338		$ 3,589,755		$ 3,427,209

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FOURTH QUARTER 2017
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2017		2017		2016
Non-interest bearing demand deposits	$ 885,622		$ 821,589		$ 819,803
Savings and transaction accounts:
Savings deposits	263,570		269,977		268,970
Interest bearing demand deposits	1,446,880		1,390,335		1,325,320
Time deposits:
Deposits of $100,000 or more	1,161,365		1,149,152		924,825
Other time deposits	251,218		242,937		238,994
Total deposits	$ 4,008,655		$ 3,873,990		$ 3,577,912
FHLB advances and other borrowings	181,610		94,846		261,005
Total funding sources	$ 4,190,265		$ 3,968,836		$ 3,838,917

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$ 3,703,260	$ 40,251	4.31%	$ 3,595,753	$ 38,630	4.26%	$ 3,359,305	$ 32,744	3.87%
Tax exempt (1)	24,707	321	5.15	21,871	312	5.66	14,508	194	5.30
Investments: (1)
Available for sale	537,796	4,272	3.15	536,444	4,364	3.23	506,722	3,940	3.09
Short-term investments	4,377	7	0.63	6,633	8	0.48	5,128	17	1.32
Interest bearing deposits	53,109	149	1.11	35,340	88	0.99	47,473	41	0.34
Total earning assets	$ 4,323,249	$ 45,000	4.13%	$ 4,196,041	$ 43,402	4.10%	$ 3,933,136	$ 36,936	3.73%
Less: Allowance for loan losses	(46,281)			(45,018)			(43,072)
Nonearning Assets
Cash and due from banks	127,028			122,429			120,170
Premises and equipment	56,719			56,716			52,013
Other nonearning assets	138,094			134,400			125,483
Total assets	$ 4,598,809			$ 4,464,568			$ 4,187,730

Interest Bearing Liabilities
Savings deposits	$ 270,978	$ 95	0.14%	$ 274,514	$ 103	0.15%	$ 271,758	$ 101	0.15%
Interest bearing checking accounts	1,451,544	3,024	0.83	1,365,617	2,636	0.77	1,317,805	1,512	0.46
Time deposits:
In denominations under $100,000	247,875	811	1.30	240,444	746	1.23	240,790	681	1.12
In denominations over $100,000	1,180,719	4,374	1.47	1,042,543	3,552	1.35	1,009,166	2,729	1.07
Miscellaneous short-term borrowings	84,132	118	0.56	235,212	588	0.99	70,802	69	0.39
Long-term borrowings and
subordinated debentures	30,958	347	4.45	30,958	344	4.41	30,960	308	3.95
Total interest bearing liabilities	$ 3,266,206	$ 8,769	1.07%	$ 3,189,288	$ 7,969	0.99%	$ 2,941,281	$ 5,400	0.73%
Noninterest Bearing Liabilities
Demand deposits	838,476			793,185			788,726
Other liabilities	26,668			24,021			29,058
Stockholders' Equity	467,459			458,074			428,665
Total liabilities and stockholders' equity	$ 4,598,809			$ 4,464,568			$ 4,187,730

Interest Margin Recap
Interest income/average earning assets		45,000	4.13		43,402	4.10		36,936	3.73
Interest expense/average earning assets		8,769	0.80		7,969	0.75		5,400	0.55
Net interest income and margin		$ 36,231	3.33%		$ 35,433	3.35%		$ 31,536	3.18%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 35 percent tax rate for 2017 and 2016. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $839,000, $813,000 and $619,000 in the three-month periods ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2017 and 2016, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

(1) Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets, tangible book value per share and the tangible common equity to tangible assets ratio are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders' equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company's value including only earning assets as meaningful to an understanding of the company's financial information.

Net income applicable to Lakeland Financial Corporation and earnings per diluted share, excluding the income tax expense adjustment for the deferred tax asset revaluation, are non-GAAP financial measures that the company considers useful for investors to allow better comparability of operating performance. The income tax expense adjustment consists of a $4.1 million, or $0.16 per diluted common share, revaluation of the company's net deferred tax asset as a result of the enactment of the Tax Cuts and Jobs Act in 2017.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2016	2017	2016
Total Equity	$ 468,667	$ 462,516	$ 427,067	$ 468,667	$ 427,067
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,171	1,860	1,836	1,171	1,836
Tangible Common Equity	464,868	459,406	423,933	464,868	423,933

Assets	$ 4,682,976	$ 4,454,236	$ 4,290,025	$ 4,682,976	$ 4,290,025
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,171	1,860	1,836	1,171	1,836
Tangible Assets	4,679,177	4,451,126	4,286,891	4,679,177	4,286,891

Ending common shares issued	25,194,903	25,194,903	25,096,087	25,194,903	25,096,087

Tangible Book Value Per Common Share	$ 18.45	$ 18.23	$ 16.89	$ 18.45	$ 16.89

Tangible Common Equity/Tangible Assets	9.93%	10.32%	9.89%	9.93%	9.89%

Net Income	$ 11,627	$ 15,825	$ 13,522	$ 57,330	$ 52,084
Plus: Additional tax expense due to adjusting deferred tax asset	4,137	0	0	4,137	0
Net income excluding effect of deferred tax adjustment	$ 15,764	$ 15,825	$ 13,522	$ 61,467	$ 52,084

Diluted Weighted Average Common Shares Outstanding	25,701,337	25,656,403	25,518,069	25,663,381	25,460,727

Diluted net income per share excluding effect of
of deferred tax adjustment	$ 0.61	$ 0.62	$ 0.53	$ 2.40	$ 2.05

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